Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), effective as of April 3, 2017 (the “Effective Date”), is entered into between Karyopharm Therapeutics Inc., having offices at 85 Wells Avenue, Newton, MA 02459 (the “Company”) and Justin Renz, having an address located at [address] (the “Consultant”). The Consultant and Company are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

WHEREAS, Company wishes to engage the Consultant to provide certain advisory and other consulting services to Company, and the Consultant wishes to provide such services to Company, in each case subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth in this Agreement, the Parties agree as follows:

1.	Engagement and Performance of Services. Company hereby engages the Consultant to perform the consulting services as described under the heading Services in Exhibit A (the “Services”). The Consultant shall perform the Services at Company’s facilities, or at other locations as mutually agreed upon by the Parties. In performing the Services, the Consultant shall comply with all applicable laws and regulations, and shall perform Services in a manner that is consistent with relevant industry and professional standards.

2.	Consideration. In full consideration of the Services performed and rights granted by the Consultant under this Agreement, and for so long as the Consultant provides services to the Company pursuant to this Agreement, any and all outstanding and unvested equity awards previously granted to Consultant by the Company, other than the stock option granted to the Consultant by the Company on September 11, 2014, which award shall be treated as set forth in the letter agreement between the Consultant and the Company dated April 3, 2017, will continue to vest and be exercisable in accordance with the applicable equity plans and award agreement; provided that, for the avoidance of doubt, it is understood that no acceleration of vesting of the restricted stock unit award granted to you on November 5, 2015, shall apply in the event your consulting relationship with us terminates for any reason before November 5, 2017. In addition, the Company shall reimburse the Consultant for all reasonable and necessary expenses incurred or paid by the Consultant, at Company’s request and with Company’s prior written approval, in connection with the Consultant’s performance of the Services, subject, however, to any applicable Company expense policy provided to the Consultant. The Consultant shall not be entitled to any compensation or payment for the Services or with respect to Company’s use of the results of the Services or the grant of rights by the Consultant under this Agreement other than as set forth herein. In the event that a Reorganization Event (as defined in the Company’s 2013 Stock Incentive Plan) is effected prior to January 31, 2018, then the unvested stock option awards held by Consultant that would have vested through the January 31, 2018 term of this Agreement will be treated in a materially similar fashion to unvested stock option awards held by employees of the Company as of the effective date of a Reorganization Event.

3.	Relationship of Parties. The Consultant shall perform the Services as an “independent contractor” and not as an employee or agent of Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, Company or to bind Company in any manner. The Consultant shall not be entitled to any benefits, coverage or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of Company. The Consultant will be fully responsible for all taxes, contributions and insurance coverage applicable to the Consultant.

4.	Non-Disclosure, Inventions Assignment, Non-Competition, and Non-Solicitation Obligations.

(a)	The Consultant acknowledges and reaffirms the obligations set forth in the August 18, 2014 Non-Disclosure and Inventions Assignment Agreement by and between Consultant and the Company (the “Restrictive Covenant Agreement”). For purposes of the Restrictive Covenant Agreement, the Parties acknowledge and agree that the Business Relationship between the Parties will continue for the term of this Agreement. Notwithstanding the foregoing, the Consultant and the Company agree that the Consultant’s non-competition and non-solicitation obligations set forth in the Restrictive Covenants Agreement terminate effective April 3, 2018. For clarification, but not limitation, this means that Consultant acknowledges and reaffirms that he is prohibited from competing with the Company or soliciting any current employee of the Company (as more fully described in Section 5 of the Restrictive Covenant Agreement) through April 3, 2018.

(b)	Scope of Disclosure Restrictions. Nothing in this Agreement or elsewhere (including the Restrictive Covenant Agreement) prohibits either Party from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings. Neither Party is required to notify the other Party of any such communications; provided, however, that nothing herein authorizes the disclosure of information one Party obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding Consultant’s confidentiality and nondisclosure obligations, Consultant is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

5.	Use of Third Party Facilities or Property. Except as Company may otherwise consent in writing, the Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment, employees or other resources of a third party, in performing the Services, nor to take any other action that would result in a third party owning or having a right in the results of the Services or the Inventions. Without limiting the foregoing, the Consultant agrees that it will not utilize in the performance of any Services or incorporate into any deliverables or materials provided to Company: (i) any confidential information of the Consultant or any third party; or (ii) any technology, materials, know-how or inventions, covered by proprietary rights of the Consultant or any third party, except as Consultant is freely permitted to do without further compensation by Company to the Consultant or any third party. In the event the Consultant incorporates any proprietary know-how, materials, inventions or technology of the Consultant into any Inventions or deliverables or other results of Services, the Consultant hereby grants to Company a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license (with a right to grant sublicenses) under Consultant’s intellectual property rights in such know-how, materials, inventions or technology solely to the extent necessary for Company to utilize the Inventions or deliverables or other results of Services for any purpose.

6.	Record Retention and Storage. In no event shall the Consultant dispose of any records or files generated by the Consultant in the course of providing Services (the “Records”) without first giving Company sixty (60) days’ prior written notice of the Consultant’s intent to do so and an opportunity to have the Records transferred to Company. Notwithstanding anything in this Section 6 to the contrary, the Consultant may retain copies of the Records to the extent necessary for compliance with applicable law or regulatory requirements, subject to the Consultant’s continuing obligations of confidentiality and restrictions on use under this Agreement, and Company’s right to access such retained Records, and have copies made upon reasonable notice to the Consultant.

7.	Representation, Warranties and Covenants.

(a)	No Conflict. The Consultant represents that, except as the Consultant has disclosed in writing to Company, the Consultant is not bound by the terms of any agreement with any employer or other party which are inconsistent with the provisions of this Agreement. The Consultant further represents that the Consultant’s performance of the Services, and the grant of rights specified in this Agreement, do not and will not conflict with, or breach any, agreement with any prior or existing employer or other entity (including without limitation any nondisclosure or non-competition agreement), and that the Consultant will not disclose to Company or induce Company to use any confidential or proprietary information or material belonging to any employer or others unless Consultant has a license to use such information and materials and to allow Company to use such information and materials.

(b)	No Debarment. The Consultant has not been, and is not under consideration to be, excluded, suspended, debarred or otherwise declared ineligible to participate in federal healthcare programs, federal procurement or non-procurement programs, or from any other activities or programs related to the Services contemplated by this Agreement, including debarment under the provisions of the Generic Drug Enforcement Act of 1992, as amended from time to time.

(c)	No Use of Name. Unless Company otherwise consents in writing, the Consultant shall not disclose to a third party the terms of this Agreement or the nature of the Services being provided to Company. Neither Party may use the other Party’s name in any form of advertising or promotion, including press releases, without the prior written consent of the other Party, except Company may disclose that it has engaged the Services of the Consultant and may describe the nature of the Services. The provisions of this Section 7(c) shall not restrict a Party’s ability to use the other Party’s name in filings with the Securities and Exchange Commission, the United States Food and Drug Administration, or other governmental agencies, when required by applicable law or regulation to do so.

(d)	Not Employment Contract. The Consultant acknowledges that the Consultant is not an employee of the Company, that this Agreement does not constitute a contract of employment, and does not imply that the Company will continue this Agreement in effect for any period of time beyond its terms.

8.	Term; Termination.

(a)	Term. The term of this Agreement shall commence on the effective date of this Agreement as specified in the first paragraph and shall continue in effect until January 31, 2018, unless earlier terminated by either Party as set forth in Section 8(b) below.

(b)

Termination. The Consultant may terminate this Agreement upon fourteen (14) days’ prior written notice to the Company. In the event of termination by the Consultant as permitted under this Agreement, Company shall direct the Consultant as to whether the Consultant shall stop performing the Services immediately or shall continue such performance for all or part of the applicable notice period. The Company may terminate this Agreement at any time for Cause (as defined below). Cause shall mean (i) an act or acts of material willful misconduct by the Consultant in violation of law or government regulation in the course of serving as a consultant to the Company, (ii) the Consultant’s conviction by a court of competent jurisdiction of theft or misappropriation by the Consultant of assets of the Company, (iii) the Consultant’s conviction by a court of competent jurisdiction of fraud committed by the Consultant or at the Consultant’s direction, (iv) the Consultant’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, a material adverse impact on the Company or the performance by the Consultant of the

Services, (v) any failure by the Consultant to perform, or gross negligence in the performance of, the Services under this Agreement, (vi) breach of any agreement to which the Consultant and the Company are party, including, without limitation, the letter agreement between the Consultant and the Company dated April 3, 2017, and/or (vii) failure of the Consultant to fully participate in a Company investigation as may be reasonably requested by the Company.

(c)	Survival. The termination or expiration of this Agreement shall not affect the rights or obligations which have accrued prior to the effective date of such termination or expiration. Sections 4, 6, 7(c), 8, and 12 of this Agreement shall survive any termination or expiration of this Agreement.

9.	Notice. All notices required or permitted under this Agreement will be in writing and will be given by addressing the same to the address for the recipient set forth on the signature page of this Agreement or at such other address as the recipient may specify in writing under this procedure. Notices will be deemed to have been given (i) three (3) business days after deposit in the U.S. mail with proper postage for first class registered or certified mail prepaid, return receipt requested; or (ii) one (1) business day after being sent by an internationally recognized courier service for next day delivery. Notices to Company must be marked “Attention: Chief Executive Officer”.

10.	Assignment; No Subcontracting. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. The Consultant may not assign, subcontract or delegate any of the Consultant’s rights or obligations under this Agreement without the prior written consent of Company. Company may assign this Agreement to any of its affiliates or to any successor by law or by merger, acquisition or sale of assets, provided that any such assignee shall assume all obligations of Company under this Agreement.

11.	Severability. Each and every provision set forth in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable by virtue of the fact that, for any reason, any other provision may be invalid or unenforceable in whole or in part. If any provision of this Agreement is invalid or unenforceable for any reason whatsoever, that provision will be appropriately limited and reformed to the maximum extent provided by applicable law. If the scope of any restriction contained herein is too broad to permit enforcement to its full extent, then such restriction will be enforced to the maximum extent permitted by law so as to be judged reasonable and enforceable. If, as a result of the unenforceability of a provision or any limitation on enforceability, the intent of the parties in entering into this Agreement is materially affected, the parties will negotiate in good faith to amend this Agreement to as close as possible implement the original intent of the parties.

12.	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, without reference to the state’s conflict-of-laws principles.

13.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to its subject matter.

14.	Waivers. No delay or omission by a Party in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by a Party will be effective only if contained in a written document signed by such Party. A waiver or consent given by a Party on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

15.	Amendments. No amendment of this Agreement shall be binding unless executed in writing by both Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, Company and the Consultant have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

KARYOPHARM THERAPEUTICS INC.			CONSULTANT:

By:	/s/ Christopher Primiano		By:	/s/ Justin Renz
	Name:	Christopher Primiano		Name:	Justin Renz
	Title:	SVP, Operations, Business Development, General Counsel and Secretary

Address:	85 Wells Avenue
	Newton, MA 02459	Address:	[Address]

Taxpayer ID / EIN: [Taxpayer ID]

Exhibit A

I.	DESCRIPTION OF SERVICES

Consultant shall provide assistance to Karyopharm, as from time to time requested by Karyopharm, in the following areas:

Any area reasonably requested by an executive officer of the Company, including financial accounting systems, stock plan management, human resources, accounting, leased property management, budgeting, payroll, taxes, banking and other matters.

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